EXHIBIT 99.1

UNITED INDUSTRIAL CORPORATION


CONTACT: JAMES H. PERRY
         VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
         (410) 628-8786


                 UNITED INDUSTRIAL REPORTS FIRST QUARTER RESULTS
                 -----------------------------------------------

HUNT VALLEY, MD, MAY 7, 2004 - United Industrial Corporation (NYSE: UIC) today announced its financial results for the first quarter ended March 31, 2004. Revenue and income figures from continuing operations include the results of the Company's Defense and Energy segments. Results from the Company's remaining transportation operations are reported as discontinued operations.

First Quarter Results
---------------------

For the first quarter of 2004, revenues from continuing operations increased 12.7% to $81.6 million from $72.4 million in the first quarter of 2003.

The Company's income from continuing operations before tax for the first quarter of 2004 was $7.2 million or $4.6 million, net of tax, or $0.34 per diluted share, an increase of 188% from income from continuing operations before tax of $2.5 million or $1.6 million, net of tax, or $0.12 per diluted share, in the year-ago period.

Selling and administrative expenses for continuing operations declined 15.5% for the first quarter of 2004 to $9.6 million before tax from $11.4 million before tax in the first three months of 2003. During the first quarter of 2004, certain proposal opportunities were delayed resulting in a shift of research and development and bid and proposal costs to later in 2004. In 2003, a significant amount of research and development, and bid and proposal costs incurred during the year were expended in the first quarter in pursuit of a significant proposal opportunity.

In 2004, the Company began accruing anticipated award fee revenue and income related to its C-17 maintenance trainer program over the contractual award fee period because performance targets can now be reliably predicted. Prior to 2004, the Company recorded such revenue and income upon notification of the award evaluation, generally during the Company's third or fourth quarter, because it could not reasonably estimate the amount of fee to be awarded. Management believes that historical performance and awarded fees are now a reasonable basis to estimate future revenue and income on certain contracts. In the first quarter of 2004, the Company recorded $1.5 million of award fee revenue and income regarding its C-17 program. This amount included $0.7 million related to current quarter performance under contracts whereby performance targets can now be reliably predicted, $0.4 million related to prior year performance, and $0.4 million related to a contract for which performance targets could not be reliably predicted, but notification of award evaluation was received during the current quarter. The first quarter in 2003 did not include any award fee revenue or income.

In addition to the $1.1 million of accrued estimated award fee income associated with the C-17 program, results from the first quarter of 2004 include a pre-tax pension expense of $1.2 million. 2003 first quarter results include pre-tax pension expense of $1.5 million, and pre-tax, asbestos-related consulting and legal fees of $0.2 million. Excluding these items, pre-tax income from continuing operations for the 2004 first quarter would have been $7.3 million or $4.7 million, net of tax, or $0.34 per diluted share, compared to pre-tax income from continuing operations of $4.2 million, or $2.7 million, net of tax, or $0.20 per diluted share, in the year-ago period.


Discontinued Transportation Operations
--------------------------------------

The Company's discontinued transportation operations posted a pre-tax loss of $0.7 million, or $0.5 million net of tax, or a net loss of $0.03 per diluted share, compared to a pre-tax loss of $1.5 million, or $1.0 million net of tax, or $0.07 per diluted share, in the first quarter of 2003. These results primarily include costs incurred by Electric Transit, Inc. (ETI), in executing its last remaining production contract with the San Francisco Municipal Railway ("MUNI") that called for delivery of 273 electric trolley buses, all of which have been delivered, and administrative expenses of the AAI transportation division. ETI is 35% owned by AAI Corporation ("AAI"), a wholly owned subsidiary of the Company.

As of April 22, 2004, ETI and MUNI finalized an agreement, under which MUNI has relieved ETI of its warranty, performance and warranty bonding obligations, as well as other obligations under its electric trolley bus contract with MUNI, except for the performance of a defined scope of work related to modifications of electric trolley bus hardware. AAI had agreed to indemnify the surety under the bonding obligations, and as a result, AAI's indemnification obligations have been cancelled. In a related action, AAI finalized a guaranty agreement with MUNI that assures performance of specific obligations of ETI arising under its agreement, required a $0.5 million cash payment to MUNI and provided other consideration, in exchange for a release from AAI's subcontractor warranty and all further obligations under its subcontract with ETI.

The Company believes that its obligations related to these agreements have been adequately provided for within existing loss reserves. Moreover, the cash required to completely exit the discontinued transportation operations subsequent to March 31, 2004, including the settlement agreements with MUNI is expected to be approximately $14.0 million through 2008 of which $10.0 million is expected to be expended during the last three quarters of 2004. No assurances can be given, however, as to the actual amount of the Company's liability to exit the discontinued transportation operations.

Frederick M. Strader, President and Chief Executive Officer, commented, "These agreements represent an important milestone in completing the wind-down of our discontinued transportation operations and alleviating the losses associated with this business. With it behind us, we will be able to better focus our attention and resources in taking advantage of the attractive opportunities in our core defense operations." "United Industrial's core defense segment had a strong performance for the first quarter. Our strategy of focusing on critical niche defense technologies and systems of the future, combined with the steps we have taken over the past few years to align ourselves closely with Department of Defense (DoD) needs for the twenty-first century, continue to reap returns for our Company and its shareholders. Financial results for the quarter were driven forward primarily by our Unmanned Aerial Vehicle (UAV) business, coupled with our ongoing production work on the Air Force's C-17 Maintenance Trainer program.

"Our top priority remains that of building value for our shareholders, and we believe that we are well positioned to continue to do so. We see excellent opportunities in our core defense businesses and ended the quarter with funded backlog of $310.6 million. Our share repurchase program remains active, and we are continuing to explore the potential sale of non-core assets," said Mr. Strader.

Operating Highlights
--------------------

Mr. Strader continued, "Our UAV business - our Company's leading growth platform
- continues to be driven forward by our Tactical Unmanned Aerial Vehicle (TUAV) program for the U.S. Army. Our Shadow TUAV units continue to play a vital role in surveillance, reconnaissance and other operations in Iraq, which, in turn, has expedited activities under our TUAV full-rate production contract with the DoD. This quarter, we received a not-to-exceed $27 million contract that committed an initial $13 million for three additional Shadow TUAV systems under our full-rate production contract; $18.5 million for continuing research and development support; $10.4 million for a range of TUAV engineering support services; $6.8 million for on-site service personnel and spare parts, including support of Operation Iraqi Freedom; and an order from Pioneer UAV, Inc. valued at $6.5 million for two new ground control stations for the U.S. Marine Corps' UAV system. Based on these awards, the value of our TUAV production program now stands at $328.3 million with a funded backlog of $132.3 million at the end of the first quarter of 2004, and we continue to see exciting opportunities for this business.

"In Simulation and Test Systems, our Joint Services Electronic Combat Systems Tester (JSECST) program remains a primary contributor to our growth, with a total contract value of $110.9 million and a funded backlog of $30.2 million. In other areas of Simulation and Test Systems, we were awarded, during the quarter, an initial contract valued at $1.8 million for the design and production of three Radar Environmental Simulator (RES) units for the U.S. Marine Corps, which includes options for nine additional RES units that could bring the award value to $4.1 million. In addition, we have completed hardware assembly, integration and testing of the train and track system of a LHD-8 Cargo Monorail System for Ingalls Shipbuilding. We are currently awaiting contract modifications that will include installation and spare parts, as well as additional field installation support.

"ESI, our engineering and maintenance services business, continues to build upon its flagship C-17 Maintenance Trainer program for the U.S. Air Force, with new bookings during the quarter of $1.7 million, for a total contract value of $270.1 million with a funded backlog of $63.0 million. At the same time, ESI is expanding its activities in a broad range of UAV support services, for UAV systems made by our Company - such as our Shadow TUAV system - and for those manufactured by others - such as the Raven UAV system. These efforts underscore the important role that ESI can play across the UAV market, as interoperability, standardization and ongoing support services continue to increase in importance. Also during the quarter, ESI received a contract award for field support of the Compass Call Mission Crew Simulator from BAE, continuing our 20-year support of this system," Mr. Strader concluded.

Stock Buy-Back Program
----------------------

In November 2003, the Company's Board of Directors authorized the repurchase of up to $10 million of common stock. By the end of January 2004, the purchases under this plan had been completed, and on March 10, 2004, the Board authorized the repurchase of an additional $10 million of United Industrial common stock. During the first quarter of 2004, 391,700 shares had been repurchased at an average cost of $18.23 per share. Since the inception of the program in November 2003, the Company has repurchased a total of 749,300 shares at an average cost of $17.59 per share.

At March 31, 2004, the Company had $25.1 million in cash, an increase of $1.0 million from $24.1 million at December 31, 2003. Additionally, the Company continues to be debt free. Further, shareholders' equity decreased by $3.1 million to $37.8 million at March 31, 2004, from $40.9 million at December 31, 2003. This decline includes a cash dividend payment of $1.3 million and the purchase of the Company's common stock pursuant to the Stock Buy-Back program discussed above of $7.1 million.

Strategic Initiatives
---------------------

On April 15, 2004, the Company entered into a contract to sell approximately 26 acres of undeveloped property adjacent to its Hunt Valley, Maryland, facility for $8.0 million. Subject to a feasibility study period that includes the investigation of title and environmental matters, closing is expected to occur no later than January 14, 2005. After the feasibility study period, AAI can retain the $150,000 deposit it received upon contract signing and elect to accelerate the closing. No assurances can be given, however, as to whether the contract will be closed or the timing of the closing.

In accordance with its previously disclosed strategic initiatives, the Company intends to sell non-core assets, maximize efficiency, evaluate a recapitalization, and consider select acquisitions to grow its core defense businesses. Accordingly, in October 2003 the Company engaged Imperial Capital LLC to assist the Company in a potential sale of the Detroit Stoker energy segment. No assurances can be given regarding whether Detroit Stoker will be sold nor as to the timing or proceeds from any such sale.

USE OF NON-GAAP MEASURES

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America
(GAAP), Management believes that providing Pro forma Earnings from Continuing Operations, a NON-GAAP MEASURE, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company. Items included in the Pro forma results represent significant charges or credits that are important to understanding the Company's ongoing operations. The Company also discloses EBITDAP (earnings before interest, taxes, depreciation, amortization, and non-cash pension results), which is likewise a NON-GAAP MEASURE. Management believes that providing this additional information is useful to understanding the Company's ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance. Such measurements are not recognized in accordance with GAAP and United Industrial Corporation does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

The Company will hold a conference call today, May 07, 2004 at 10:00 a.m. (ET) to discuss its financial results for the first quarter of 2004. A live webcast of the call will be accessible for all interested parties on the Company's website, www.unitedindustrial.com, in the Investor Relations section, or on www.vcall.com. Following the call, the webcast will be archived for a period of two weeks and available at www.unitedindustrial.com, or at www.vcall.com.

UNITED INDUSTRIAL CORPORATION is a company focused on the design and production of defense systems. Its products and services include unmanned aerial vehicles, test and simulation systems, automated aircraft test and maintenance equipment and logistical/engineering services. The Company also manufactures combustion equipment for biomass and refuse fuels

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," plans," "believes," "estimates," and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards. These forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, please see the Company's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

       For more information, please visit United Industrial's web site at
                        http://www.unitedindustrial.com.
                        --------------------------------


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
                 United Industrial Corporation and Subsidiaries

                              FINANCIAL HIGHLIGHTS:

                                               Three Months Ended
                                                    March 31
                                                    --------
                                                   (unaudited)

                                           2004               2003
                                           -----              ----
Net Sales From
   Continuing Operations                $ 81,648,000     $ 72,442,000

Income From
   Continuing Operations                $  4,617,000     $  1,638,000

Loss From
   Discontinued Operations              $   (475,000)    $   (974,000)

Net Income                              $  4,142,000     $    664,000
                                        =============    =============

Basic Earnings Per Share:
Income From
  Continuing Operations                     $.35                $.13

Loss From
  Discontinued Operations                  ($.03)              ($.08)

Net Income                                  $.32                $.05

Diluted Earnings Per Share:
Income From
  Continuing Operations                     $.34                $.12
Loss From
   Discontinued Operations                 ($.03)              ($.07)

Net Income                                  $.31                $.05

Weighted average shares outstanding:

          Basic                           13,136              13,068
                                         =======              ======
          Diluted                         13,407              13,685
                                         =======              ======

                 United Industrial Corporation and Subsidiaries
                      Consolidated Condensed Balance Sheet
                             (Dollars in Thousands)



                                                  MARCH 31          DECEMBER 31
                                                    2004               2003
ASSETS                                           (UNAUDITED)

Current Assets
    Cash and cash equivalents                     $  25,111         $   24,138
    Trade receivables                                31,346             33,377
    Inventories                                      25,999             16,968
   Assets of discontinued operations                  5,089              5,089
   Other current assets                               9,659              9,417
                                                   --------           --------

Total Current Assets                                 97,204             88,989

Insurance receivable - asbestos litigation           20,317             20,317
Property & equipment - net                           21,607             22,216
Other non-current assets                             19,010             18,596
                                                   --------           --------

Total Assets                                       $158,138           $150,118
                                                   ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Other current liabilities                          $ 40,838           $ 31,824
Liabilities of discontinued operations               16,621             15,561
                                                   --------           --------

Total Current Liabilities                          $ 57,459           $ 47,385

Other long-term liabilities                          23,377             23,436
Minimum pension liability                             7,965              6,755
Reserve for asbestos litigation                      31,541             31,595
                                                   --------           --------
Total Liabilities                                   120,342            109,171

Shareholders' Equity                                 37,796             40,947
                                                   --------           --------

Total Liabilities and Shareholders' Equity         $158,138           $150,118
                                                   ========           ========

                 United Industrial Corporation and Subsidiaries
                                  SEGMENT DATA
                             (Dollars in Thousands)


                                                        THREE MONTHS ENDED
                                                            MARCH 31
                                                   ----------------------------
                                                     2004               2003
                                                     ----               ----
                                                         (UNAUDITED)

Net Sales:
   Defense                                         $ 74,806           $ 65,475
   Energy                                             6,842              6,967
                                                   ---------          ---------

        Total                                      $ 81,648           $ 72,442
                                                   =========          =========
Segment profit (loss)
   Defense                                         $  6,679           $  2,190
   Energy                                               809                771
   Other                                               (245)              (448)
                                                   ---------          ---------

       Total                                       $  7,243            $ 2,513
                                                   =========          =========


(Expenses) income included in Segment
    profit (loss) above:

     Defense
          Pension expense                          $ (1,335)           $(1,595)
          Award fee income                            1,155                  -

     Energy
         Asbestos related expense                         -               (242)
         Pension income                                 125                136

United Industrial Corporation and Subsidiaries (UIC)
GAAP AND PRO FORMA RESULTS
THE FOLLOWING TABLE PROVIDES A RECONCILIATION OF UIC'S GAAP TO PRO FORMA EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS
(Dollars in Thousands)

                                                           Three Months Ended
                                                               March 31
                                                          2004          2003
                                                          ----          ----
                                                              (unaudited)

GAAP earnings from continuing operations
      before income taxes                                $7,243        $2,513

Plus: Asbestos related expense                                -           242
Plus: Pension expense                                     1,335         1,595
Less: Award fee income                                   (1,155)            -
Less: Pension income                                       (125)         (136)
                                                         -------       -------

Pro forma earnings from continuing operations
     before income taxes (non-GAAP measure)              $7,298        $4,214
                                                         =======       =======


United Industrial Corporation and Subsidiaries (UIC)
----------------------------------------------------
GAAP AND PRO FORMA RESULTS
THE FOLLOWING TABLE PROVIDES A RECONCILIATION OF UIC'S GAAP TO PRO FORMA EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS

                                                           Three Months Ended
                                                                 March 31
                                                         ----------------------
                                                           2004           2003
                                                           ----           ----
                                                                (unaudited)
GAAP earnings per diluted share from
       continuing operations                              $0.34          $0.12

Plus: Asbestos related expense                                -           0.01
Plus: Pension expense                                      0.06           0.08
Less: Pension income                                      (0.01)         (0.01)
Less: Award fee income                                    (0.05)             -
                                                         -------        -------

Pro forma earnings per diluted share from
     continuing operations (non-GAAP measure)             $0.34          $0.20
                                                         =======        =======

                 United Industrial Corporation and Subsidiaries
 Reconciliation of Net Cash from Operating Activities from Continuing Operations to EBITDAP* from Continuing Operations
                             (Dollars in Thousands)

                                                           Three Months Ended
                                                                March 31
                                                          ---------------------
                                                           2004           2003
                                                           ----           ----
                                                                (unaudited)
Net cash provided by operating
       activities from continuing operations               $8,341       $ 9,475
Equity in income of investee company                           15             -
Other cash flow changes related to
   operating activities                                    (1,205)       (5,101)
Income taxes                                                2,626           875
Interest (income) expense, net                                (51)           16
                                                           -------       -------
EBITDAP* from continuing operations (non-GAAP measure)     $9,726        $5,265



* Earnings before interest, taxes, depreciation, amortization and non-cash pension results



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